CONSULTING SERVICE AGREEMENT
This Consulting Services Agreement (“Consulting Agreement”) is entered into by and between Gregory L. Probert (“you”) and Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”).
WHEREAS, your employment by the Company as its Chief Executive Officer under that certain Restated Employment Agreement between you and the Company dated January 1, 2015 (the “Employment Agreement”) will terminate on September 30, 2018 and you have resigned from your position as a member of the Company’s Board of Directors effective as of December 31, 2018; all in conformity with the terms and provisions of that certain letter agreement (the “Separation Agreement”) between you and the Company of even date herewith;
WHEREAS, following the Separation Date it is anticipated that you will deliver a Release to the Company in the manner and form set forth in the Employment Agreement (the “Release”);
WHEREAS, you have significant experience and knowledge as the former Chief Executive Officer of the Company;
WHEREAS, the Company believes it would be to its benefit to retain your consulting services during the period from October 1, 2018 through and including December 31, 2018 all upon the terms and subject to the conditions set forth herein in order to assist the Company in its transition to a new Chief Executive Officer; and
WHEREAS, based on the foregoing, you and the Company desire to enter into this Consulting Agreement to set forth the terms and conditions under which you will serve as an independent contractor providing consulting services to the Company in exchange for compensation as outlined below.
NOW, THEREFORE, in consideration of the mutual promises contained in this Consulting Agreement, you and the Company agree as follows:
1.TERM. This Consulting Agreement shall commence on October 1, 2018 and shall continue until December 31, 2018 (the “Consulting Period”).

2.TERMINATION. The Company may terminate this Agreement immediately upon written notice if (i) you are in breach or violation of, or have breached or violated, the terms of the Separation Agreement, the Release or this Consulting Agreement or (ii) you fail to provide the Release, or subsequently revoke the Release, in the manner and in the form contemplated by the Employment Agreement (either such termination a “Company Termination”). You may at any time resign and terminate this Agreement either (iii) if the Company is in breach or violation of, or has breached or violated the terms of the Separation Agreement, the Release or this Agreement (such termination a “Consultant Termination”) or (iv) without reason or cause upon providing the Company with not less than ten (10) days’ advance written notice thereof (such termination a “Voluntary Termination”). If this Agreement is terminated (a) pursuant to a Company Termination or Voluntary Termination occurring prior to the completion of the Consulting Period, you forfeit any right to the receive the Monthly Consulting Fee (as defined below) and Consulting Period Bonus (as defined below) after the date of such Company Termination or Voluntary Termination or (b) pursuant to a Consultant Termination occurring prior to the completion of the Consulting Period, you shall remain entitled to receive and the Company shall pay the Monthly Consultant Fee (as defined below) and Consultant Period Bonus (as defined below) for the remaining unexpired duration of the Consulting Period as and when otherwise becoming due and payable hereunder.

3.INDEPENDENT CONTRACTOR STATUS. You will be an independent contractor during the Consulting Period. As an independent contractor, you will be solely responsible for satisfying your obligations to the Company and will control the manner in which your services are delivered, and will use your own tools and equipment in providing such services.

4.SERVICES. During the Consulting Period, you will provide such services to the Company as may be requested from time to time by the Company’s Chief Executive Officer. Such services are expected to include, but are not limited to: providing information and know-how to the Chief Executive Officer regarding the Company’s business, distributors, employees, business or distribution model, products and policies; making introductions for the Chief Executive Officer to vendors, distributors, supplies, shareholders, investors and other constituents of the Company; traveling from time-to-time (at the Company’s expense) with the Company’s Chief Executive Officer to make introductions.

5.COMPENSATION. In addition to all amounts payable and all benefits to be provided to you under the Employment Agreement, during the Consulting Period, the Company shall pay you a monthly consulting fee equal to FIFTY ONE THOUSAND FIVE HUNDRED DOLLARS ($51,500) (the “Monthly Consulting Fee”). The Monthly Consulting Fee

corresponding to a particular month shall be paid on or before the last day of the month to which such Monthly Consulting Fee relates. In addition to the Monthly Consulting Fee, you shall be eligible to receive a bonus following the completion of the Consulting Period (the “Consulting Period Bonus”). The target amount of the Consulting Period Bonus shall be 100% of the aggregate Monthly Consulting Fees (i.e., $154,500), with a maximum amount of 175% of such target. The actual payout as a percentage of the target amount shall be equal to the payout of the target amount used to determine the annual cash incentive bonus you would have been eligible to receive if you had remained an employee throughout the remainder of 2018. The Consulting Period Bonus, if any, shall be paid on or before March 15, 2019.

6.TAXES AND WITHHOLDING. As an independent contractor, you agree and acknowledge that you shall be responsible for paying all applicable federal, state, and local taxes and withholdings. You shall be responsible for providing the Company with an accurate taxpayer identification number or for completing a Form W-9 upon request.

7.WORK MADE FOR HIRE. All photographs, film, video images, soundtracks, written materials, software code, notes, reports, flowcharts and other work product created by you in performing your consulting services to the Company hereunder that are protected by copyright are “works made for hire” for which the Company is the “author” (as such terms are defined by the United States Copyright Act of 1976, as amended). The Company will exclusively own the copyright in all such works upon their creation. To the extent that any aspect of such work product is found as a matter of law not to be a “work made for hire” as contemplated above, you hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product and all intellectual property rights thereto. You further agree that the Company is and shall remain the exclusive owner of all Proprietary Documents, whether created by the Company, Consultant, or either or both of them in conjunction with any third party. “Proprietary Documents” include all documents, acquired at the expense of the Company, or through the labor of the Company’s employees, including forms, information summaries, servicing manuals or records, memoranda, notes, customer information, drawings, documents, or other writings if made, compiled, acquired, or received by you during the Consulting Period.

8.CONFIDENTIALITY. You agree that throughout the Consulting Period and thereafter, you shall continue to comply with those obligations imposed upon you under Section 7.2 of the Employment Agreement, subject to all applicable terms, provisions and exceptions contained therein, which obligations shall remain in full force and effect notwithstanding any termination of the Employment Agreement or your employment with the Company.

9.CONTROLLING LAW. This Consulting Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah. To the extent any clause or provision of this Consulting Agreement shall be determined to be invalid and/or unenforceable, such a clause or provision shall be deleted and the validity and enforceability of the remainder of this Consulting Agreement shall be unaffected.

10.NON-ASSIGNABILITY. You understand and agree that this Consulting Agreement is personal to you. The duties, rights, and obligations set forth herein may not be delegated or assigned by either you or the Company to any other person or entity without prior written consent of the other party.

11.ENTIRE AGREEMENT. This Consulting Agreement contains all understandings and agreements between you and the Company regarding the subject of this Consulting Agreement and supersedes and replaces any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that related to the subject matter of this Consulting Agreement. Any change or addition to this Consulting Agreement must be in writing and signed by you and the Company. Notwithstanding the foregoing, (i) the terms of the Separation Agreement, (ii) the terms of the Employment Agreement referenced in the Separation Agreement and (iii) the terms of the Release, shall remain in effect and shall not be amended or modified by the terms of this Agreement.

12.REPRESENTATION. You agree and acknowledge that you have received and read this Consulting Agreement, that the provisions of this Consulting Agreement are understandable to you, and that you fully appreciate and understand the meaning of the terms of this Consulting Agreement and their effect. You agree that no promise or inducement has been offered except as set forth in this Consulting Agreement, and that you are signing this Consulting Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Consulting Agreement. You agree and acknowledge that you have entered into this Consulting Agreement freely and voluntarily.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement by their signatures below.

/s/ Gregory L. Probert
Dated: September 25, 2018	Gregory L. Probert

NATURE’S SUNSHINE PRODUCTS, INC.
By: /s/ Mary Beth Springer
Dated: September 25, 2018	Mary Beth Springer Lead Independent Director